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Prospectus Supplement No. 3 dated October 3, 1996                Rule 424(b)(3)
(to prospectus dated February 13, 1996)                      File No. 333-00667

                               QUIDEL CORPORATION
                        2,366,665 Shares of Common Stock

This Prospectus Supplement No. 3 supplements the Quidel Corporation ("Company") Prospectus previously filed with the Securities and Exchange Commission ("Commission") and declared effective on February 13, 1996 (file number 333-00667), the Prospectus Supplement previously filed with the Commission on February 16, 1996 ("Supplement No. 1") and the Prospectus Supplement previously filed with the Commission on March 18, 1996 ("Supplement No. 2"). The information contained in the Selling Security Holder table and footnotes thereto set forth below modifies and supersedes in its entirety the information contained in Supplement No. 2, Supplement No. 1 and in the Selling Security Holder table and footnotes thereto set forth on pages 9 and 10 of the Prospectus.

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                            SELLING SECURITY HOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Security Holders as of September 3, 1996, and as adjusted to reflect the sale of the maximum number of shares offered by such holders hereby. See "Shares Covered."

                                                            Maximum
                                                           Number of
                                                            Shares
                                Shares Beneficially       Covered by        Shares Beneficially
                                       Owned                 this                 Owned
                                Prior to Offering(1)     Prospectus(2)        After Offering
                                --------------------     -------------   ------------------------
Name                            Number    Percent(3)                     Number     Percent(3)(4)
----                            ------    ----------                     ------     -------------

D.E. Shaw Investments,          350,000      1.6%          350,000          0             *
L.P.

Genesis Merchant Group          173,250       *            173,250          0             *
Securities

Grange Trustees Limited,         12,500       *             12,500          0             *
Trustees of The Chester
Trust

Imperial Bancorp                117,871       *            117,871          0             *

JMG Convertible                 100,000       *            100,000          0             *
Investments L.P.

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

J.P. Morgan Investment        2,015,254      8.9%        1,015,254      1,000,000       4.2%
Corporation

McMahan Securities Co.           50,000       *             50,000          0             *
L.P.

Pomona Capital, LP               56,403       *             56,403          0             *

Redington, Inc.(5)               50,000       *             50,000          0             *

Reliant Trading                 150,000       *            150,000          0             *

Barry S. Rosenstein              56,750       *             56,750          0             *

Barry S. Rosenstein Corp.        45,000       *             45,000          0             *
Defined Contribution Plan
and Trust

SP Offshore Venture              38,462       *             38,462          0             *
Capital LP

SP Venture Capital, L.P.         25,051       *             25,051          0             *

SOF Venture Capital, LP          49,291       *             49,291          0             *

TQA Leverage Fund,               76,833       *             76,833          0             *
L.P.

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*       Less than one percent.

(1)     Represents sole voting and investment power unless otherwise indicated.

(2) All shares covered by this Prospectus are shares of the Company's Common Stock to be obtained by the Selling Security Holders upon exercise of their respective outstanding warrants.

(3) The percentage ownership for each Selling Security Holder is calculated by assuming the exercise or conversion of all outstanding and vested warrants, rights and convertible securities.

(4) The percentage ownership of shares beneficially owned by each Selling Security Holder after the offering is calculated by assuming the sale by each Selling Security Holder of all such Selling Security Holder's shares of the Company's Common Stock covered by this Prospectus.

(5) These shares are shares of the Company's Common Stock to be obtained upon exercise of outstanding warrants, currently comprised of 25,000 vested warrants and an additional 25,000 warrants whose vesting in increments of 12,5000 shares each is conditioned upon the Company's Common Stock trading at or above certain market prices for certain periods of time.



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